Exhibit 10.55

INSPIRE PHARMACEUTICALS, INC.

DIRECTOR COMPENSATION POLICY

Amended and Restated: December 18, 2009	Page 1 of 5

All non-employee members (each, a “Director” and, collectively, the “Directors”) of the Inspire Pharmaceuticals, Inc. (the “Company”) Board of Directors (the “Board”) shall receive the following compensation pursuant to this Director Compensation Policy (this “Policy”):

A.	Cash Compensation.

1. Each Director shall receive $40,000 annually to cover general availability and participation in meetings and conference calls of the Board;

2. Each member of the Audit Committee, Corporate Governance Committee, Compensation Committee and Development Committee shall receive $15,000 annually to cover general availability and participation in Audit Committee conference calls and meetings;

3. The Chairman of each of the committees identified above shall receive an additional $15,000 annually, for a total of $30,000 in respect of service for such committee; and

4. All cash compensation payments made pursuant to this Policy shall be paid quarterly in arrears as soon as practicable, but not later than 10 days, after the last day of such quarter.

B.	Equity Compensation – Stock Option Grants.

1. A stock option grant in a number of shares equal in value to $80,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to each Director upon initial election to the Board, which stock option will vest over three years commencing on the date of grant as follows: 40% of such shares in year one (10% of the total shares per quarter), 30% of such shares in year two (7.5% of the total shares per quarter) and 30% of such shares in year three (7.5% of the total shares per quarter); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting;

2. A stock option grant in a number of shares equal in value to $40,000, rounded to the nearest whole number, which value shall be based on the closing price of the

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Company’s common stock on the date of grant, will be granted to each Director at the time of each annual meeting of the Board of Directors, which stock option will vest over the one year period commencing on the date of grant (25% of the total shares per quarter); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting; and

3. A stock option grant in a number of shares equal in value to $20,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to the Chairman of the Board at the time of the annual meeting of the Board of Directors, which stock option grant will vest over the one year period commencing on the date of grant (25% of the total shares per quarter); provided, however, that all vesting will cease if such person resigns from the position of Chairman of the Board or otherwise ceases to serve as Chairman of the Board, unless the Board determines that the circumstances warrant continuation of vesting.

C.	Equity Compensation – Restricted Stock Units.

1. A restricted stock unit grant in a number of units equal in value to $80,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to each Director upon initial election to the Board, which grant will vest over three years as follows: 40% of such units on June 1st of the year following the date of grant, 30% of such units on June 1st of the second year following the date of grant, and 30% of such units on June 1st of the third year following the date of grant (or the date of the annual meeting of stockholders such year, if earlier); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting;

2. A restricted stock unit grant in a number of shares equal in value to $40,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to each Director at the time of each annual meeting of the Board of Directors, which grant will vest on June 1st of the year following the date of grant (or the date of the annual meeting of stockholders such year, if earlier); provided, however, that all vesting will cease if the Director resigns from the Board or otherwise ceases to serve as Director, unless the Board determines that the circumstances warrant continuation of vesting; and

3. A restricted stock unit grant in a number of shares equal in value to $20,000, rounded to the nearest whole number, which value shall be based on the closing price of the Company’s common stock on the date of grant, will be granted to the Chairman of the Board at the time of the annual meeting of the Board of Directors, which grant will vest on June 1st of the year following the date of grant (or the date of the annual meeting of stockholders such year, if earlier); provided, however, that all vesting will cease if such person resigns from the position of Chairman of the Board or otherwise ceases to serve as

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Chairman of the Board, unless the Board determines that the circumstances warrant continuation of vesting.

D.	Equity Compensation – Miscellaneous. All equity compensation awarded pursuant to this Policy (other than equity compensation granted pursuant to Paragraph E and, in certain circumstances options granted pursuant to Paragraph B.1 and restricted stock units grant pursuant to Paragraph C.1) shall be granted on the date of the annual meeting of the Board of Directors. The exercise price for each share available under a stock option will be equal to the closing price of the Company’s common stock on the date of grant. No equity compensation granted pursuant to this Policy shall be awarded for a fraction of a share.

E.	Vacancies. In the event that a Director is appointed to fill a vacancy on the Board, any Committee of the Board, or as Chairman of the Board, the Board will determine the amount and timing of cash and equity compensation appropriate to provide such Director with comparable compensation for the period such Director will so serve for the remainder of the term.

F.	Effective Date. All provisions of this Policy shall be effective as of January 1, 2010; provided, however, that all equity compensation provisions of this Policy shall be effective on the date of the 2010 annual meeting of the Board of Directors for Directors serving on the Board prior to January 1, 2010.

G.	Change of Control Provisions. Notwithstanding the foregoing, all equity compensation granted under this Policy shall vest immediately if: (i) there is a Change of Control (as hereinafter defined); and (ii) the optionee will cease to serve as a Director of the Company as a result of such Change of Control.

1. For purposes of this Policy, a “Change of Control” means the determination (which may be made effective as of a particular date) by the Board, made by a majority vote that a Change of Control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the Persons (as defined below) who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution or otherwise) maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the vote of the Board or whether or not the Board votes, a Change of Control will be deemed to have occurred as of the first day any one (1) or more of the following subsections shall have been satisfied:

(a)

Any Person (other than the Person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than thirty-five percent

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(35%) of the combined voting power of the Company’s then outstanding securities; or

(b)	The stockholders of the Company approve:

(i)	A plan of complete liquidation of the Company;

(ii)	An agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(iii)	A merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

2. However, in no event shall a Change of Control be deemed to have occurred, with respect to the optionee, if the optionee is part of a purchasing group which consummates the Change of Control transaction. The optionee shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the optionee is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change of Control by a majority of the continuing non-employee Directors).

3. For purposes of this Paragraph G, “Person(s)” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (E) an entity or entities which are eligible to file and have filed a Schedule 13G under Rule 13d-l(b) of the Exchange Act, which Schedule indicates beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.

H.	Equity Ownership Guidelines.

1. To further align the interests of the Directors with stockholders, the Board has established the following minimum stock ownership guidelines that apply to the Directors:

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each Director is expected to own shares of the Company’s common stock or common stock equivalents equal in value to three times the amount of their annual cash retainer, which annual cash retainer amount is set forth in Section A.1 above.

2. Equity that counts toward satisfaction of these guidelines include: shares of the Company’s common stock purchased on the open market by the Director and his or her immediate family members who share the same household, whether held individually or jointly; shares of the Company’s common stock acquired through stock option exercise; restricted stock, restricted stock units and deferred stock units, where the restrictions have lapsed; and shares of common stock beneficially owned in a trust for estate planning purposes.

3. To achieve the ownership amount set forth in this guideline, until these guidelines are met, it is expected that each Director will retain at least fifty percent (50%) of the net number of shares of common stock received upon the exercise of a stock option or vesting of other equity compensation received from the Company after accounting for the sale of shares necessary to pay applicable taxes associated therewith.

4. There may be instances where these guidelines would place a severe hardship on a Director or prevent a Director from complying with a court order. In these circumstances, upon the request of a Director, the Board or the Compensation Committee of the Board will make a decision as to whether an exemption will be granted and an alternative equity ownership guideline established for the applicable Director that reflects the intention of these guidelines and the Director’s individual circumstances.